Exhibit 99.1

Citizens Bank Retires Debt

Citizens Independent Bancorp, parent of The Citizens Bank of Logan, has repaid all corporate debt and is now debt free.

Citizens Independent Bancorp ended 2014 with more than $6.1 million in debt owed to outside parties. Most of this debt had been incurred in 2010, with a substantial portion borrowed in 2012. Interest cost on this debt in 2014 was $456 thousand, and in 2015 interest was $344 thousand. The two-year total of $800 thousand, which went to debt service, was an expense that lowered net income, and was thus unavailable to shareholders.

During the last two years, the Bank has successfully managed levels of foreclosed properties and nonaccrual loans to very low levels. Beginning January 2014 with foreclosed assets of $2.2 million, the Bank has reduced these balances to $21 thousand at June 30, 2016. Nonaccrual loans, loans which earn no interest, have fallen from $7.8 million at the start of 2014 to $600 thousand at June 30, 2016.

Successful credit management drives a strong net interest margin, essentially the difference between what the Bank earns on loans and what it pays on deposits. During the first quarter of 2014, the Bank earned a net interest margin of 3.48%. By the second quarter of 2016, the Bank’s net interest margin had improved to 4.29%, translating to about $1.3 million in additional earnings per year.

The strong increases in earnings enabled the Bank to boost capital levels and pay a dividend to the parent so that the outstanding debt could be retired. With the debt gone, any future dividends from the Bank to the parent could be available to shareholders.